For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA INC. REPORTS THIRD QUARTER 2013 RESULTS

AND PROVIDES MARKET UPDATE

Hong Kong – November 5, 2013 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the third quarter ended September 30, 2013 and reviewed recent corporate progress.

Highlights:

•	Total consolidated revenue of $5.7 million for the third quarter of 2013
•	Total revenue from gaming operations of $4.5 million for the third quarter of 2013
•	Average consolidated win per unit per day (WUD) from slot operations of $108 for the third quarter of 2013
•	Revenue from gaming products of $1.1 million for the third quarter of 2013
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $1.8 million for the third quarter of 2013
•	Net loss of $309,000 for the third quarter of 2013
•	Cash balance of $4.6 million and zero debt as of September 30, 2013
•	Dreamworld Poipet achieved positive EBITDA for the third quarter of 2013
•	Dolphin gaming chips and plaques current order pipeline of approximately $1.3 million in revenue

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “Gaming operations revenue improved slightly for the third quarter compared to the prior year period due to incremental revenue contribution from Dreamworld Poipet and improvement in Dreamworld Pailin, which offset declines in other slot operations.

“Dreamworld Poipet, a slot hall which we developed in an established regional gaming market in Cambodia, posted quarterly sequential improvement and contributed positive EBITDA to the quarter. Since the opening in May 2013, we have been focused on the implementation of targeted marketing programs to develop and expand a quality player base with a goal to capture a meaningful share of this vibrant market.

“Slot operations performance in the quarter was negatively impacted primarily by a decrease in revenue for our operations in NagaWorld and in the Philippines. In NagaWorld, we experienced lower player traffic levels as a result of events related to the national Cambodian elections held in July 2013 and, in the Philippines, we had higher jackpot payouts and increased competition from a major casino resort which opened in Manila earlier in the year.

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Entertainment Gaming Asia Reports Q3 2013 Results, 11/5/2013	page 2

“For Dreamworld Pailin, we have completed the repositioning of the operations to a leasing model. Under the new operating model, we have leased 10 gaming tables to a third-party operator. We believe this will allow us to leverage the operator’s existing player network in Thailand and provide us with an increase in quality player traffic. In addition, in early November 2013, we added semi-live multi-game electronic gaming tables with 30 seats, increasing the machine base from 58 to 88 seats. We placed these machines on a revenue sharing basis resulting in minimal capital investment to us. These changes to the operating model provide us recurring revenue and a substantially reduced cost structure.

“We believe our gaming products division provides a diversified revenue stream with attractive earnings potential. With the plant relocation completed, we booked approximately $1.1 million in revenue in the third quarter of 2013. Presently, we have a solid confirmed order pipeline for gaming chips and plaques of approximately $1.3 million in revenue and we are optimistic about the potential to secure some major orders in 2014.

“In addition, we recently expanded our gaming products offerings with several distribution agreements with third-party gaming suppliers. Adding to the product mix should further deepen our existing customer relationships and increase marketability to new customers. With a strong gaming chip and plaque product line and an expanding product mix, we are preparing to benefit from the expected growth in Asian gaming over the next several years.

“We believe that our business model offers growth potential and the ability to generate quality recurring cash flow. We are focused on building our resources as we actively seek new projects in the high-growth economies of Indo-China. With our established presence and strong relationships in our markets, we believe we have a solid foundation from which to capitalize on the growth opportunities in our target markets in Asia.”

Q3 2013 Financial Review

On March 28, 2013, the Company sold the portion of its subsidiary Dolphin Products Pty Limited business dedicated to the manufacture and sale of non-gaming plastic products, mainly automotive parts. All historical revenues and expenses associated with non-gaming plastic products operations for the periods presented have been reclassified as discontinued operations. Revenues of these non-gaming products and gaming chips and plaques were previously consolidated under the reporting segment “Other Products.” After the sale, the Company renamed “Other Products” as “Gaming Products,” which comprises its gaming chips and plaques operations.

Entertainment Gaming Asia’s third quarter of 2013 consolidated revenue was $5.7 million, a decrease of 9% compared to $6.2 million in the third quarter of 2012 primarily due to lower sales of gaming products. Gaming operations revenue was relatively unchanged at $4.5 million for the third quarter of 2013, up 1% from the prior year period.

The Company recorded $4.1 million in revenue for slot operations in the third quarter of 2013, essentially unchanged with the third quarter of 2012. Incremental revenue from Dreamworld Poipet, which officially opened in May 2013, offset declines in other slot operations during the quarter.

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Entertainment Gaming Asia Reports Q3 2013 Results, 11/5/2013	page 3

In Cambodia, the NagaWorld operations contributed $3.0 million in revenue and $201 in average WUD for the third quarter of 2013, down from $3.2 million and $216, respectively, in the prior year period. The decrease was due to lower player traffic levels primarily as a result of events related to the national Cambodian elections held in July 2013. Cambodia average WUD declined for the third quarter of 2013 compared to the prior year period primarily due to the addition of machines in Dreamworld Poipet, which have a lower average net win, and lower average WUD at NagaWorld.

In the Philippines, slot operations revenue declined due to higher jackpot payouts and increasing competition in the market. Despite the revenue decline, Philippine average WUD remained relatively stable compared with the prior year quarter due to a lower installed base with higher performing machines.

Slot Operations
Net Revenue to EGT (in millions)	Q3:13	Q3:12	Y/Y ∆
Cambodia (1)	$3.3	$3.2	2%
Philippines	$0.8	$0.9	-10%
Consolidated	$4.1	$4.1	-1%

WUD (2)	Q3:13	Q3:12	Y/Y ∆
Cambodia (1)	$126	$175	-28%
Philippines	$73	$74	-1%
Consolidated	$108	$132	-18%

EGM Seats in Operation	9/30/13	9/30/12	Y/Y ∆
Cambodia (1)	1,133	839	35%
Philippines	565	581	-3%
Consolidated	1,698	1,420	20%

(1)	Includes Dreamworld Poipet, which operates under a machine operation and participation agreement.
(2)	Represents WUD for the Company’s slot machine operations. It excludes EGM seats in operation during venue soft open periods and applies revenue recognized on a cash basis in the calculation of WUD for venues for which revenues are recognized on a cash basis. During the third quarter of 2012, one venue in the Philippines recognized revenue on a cash basis. There were no material differences to average WUD figures for this period had these seats been included in the WUD calculations.

Casino operations, which comprised Dreamworld Pailin, contributed $432,000 to total gaming revenue for the third quarter of 2013, up from $340,000 in the prior year period and down from $907,000 in the second quarter of 2013. The quarterly sequential decline was due to lower player traffic levels as the Company decreased the use of high-cost tour group promoters during the period. Operating expense for Dreamworld Pailin was $703,000 for the third quarter of 2013, down from $1.2 million in the second quarter of 2013 due to cost reduction initiatives and lower player traffic. The full impact of these cost reduction initiatives is expected to be realized late in the fourth quarter of 2013.

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Entertainment Gaming Asia Reports Q3 2013 Results, 11/5/2013	page 4

Revenue from gaming products, which comprised the manufacture and sale of gaming chips and plaques, was $1.1 million in the third quarter of 2013, down from $1.7 million in the third quarter of 2012. The third quarter of 2013 was comprised solely of reorders from the Company’s growing customer base compared to the prior year period, which primarily included a $1.6 million order for a large rebranding for an existing customer. Given the ramping up of the new production facilities and further efforts to enhance production capacity and response time for large orders, the third quarter of 2013 results were not representative of the new cost structure for the Dolphin operations. The Company expects to achieve full efficiencies and a normalized cost structure for these operations in the next one to two quarters.

Entertainment Gaming Asia reported adjusted EBITDA of $1.8 million in the third quarter of 2013 compared to $2.1 million in the prior year period.

The Company reported a net loss from continuing operations of $309,000, or $0.01 per share, on a weighted average diluted share count of approximately 30.0 million in the third quarter of 2013. This compared to a net loss from continuing operations of $103,000 on a weighted average diluted share count of approximately 29.9 million for the third quarter of 2012.

The increase in net loss from continuing operations was primarily the result of lower slot operations revenue from NagaWorld, lower revenue and ramping up of production efficiencies for the gaming products division and foreign currency losses compared to gains in the prior year period. This negative differential in foreign exchange of approximately $94,000 was due to the strengthening of the U.S. dollar compared to foreign currencies in the markets in which the Company operates. The increase in net loss from continuing operations was partially offset by higher gross profit for the Company’s Philippine slot operations primarily due to an increase in fully depreciated gaming assets and slightly lower operating expenses in the third quarter of 2013.

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, November 5, 2013, both of which are open to the general public. The conference call number is 800/734-4208 or 212/231-2919. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

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Entertainment Gaming Asia Reports Q3 2013 Results, 11/5/2013	page 5

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, the earnings of the Pailin and Poipet gaming projects, the ability to reduce operating expenses for its casino operations in Pailin and otherwise realize the intended benefits of the strategic refocusing of its operations in Pailin, growth of the gaming industry in Asia, the Company’s ability to secure new casino and gaming projects and fund those projects, expectations for the Company’s gaming chips and plaques operations, the expected benefits from the relocation of the gaming chips and plaques operations to Hong Kong, the ability to expand its gaming products offerings and the prospects for the expanded customer base for the Company’s gaming chips and plaques. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, identify and implement successful marketing and promotional strategies at the Company’s casino and gaming projects and identify and successfully develop additional projects in the Indo-China region, acquire additional capital as and when needed, ability to obtain the needed approval by certain customers from local gaming authorities to continue their purchase of gaming chips and plaques from the Hong Kong facility on a timely basis or at all, identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques, adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q3 2013 Results, 11/5/2013	page 6

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
(amounts in thousands, except per share data)	2013	2012	2013	2012
Revenues:
Gaming operations, gross	$4,546	$4,480	$15,505	$14,634
Less: promotional allowances	—	—	—	—
Gaming operations, net	4,546	4,480	15,505	14,634
Gaming products	1,106	1,718	2,695	3,228
Total revenues	5,652	6,198	18,200	17,862

Operating costs and expenses:
Cost of gaming operations
Gaming equipment depreciation	1,175	1,228	3,580	3,516
Casino contract amortization	613	617	1,851	1,847
Other gaming related intangibles amortization	63	63	189	189
Other operating costs	1,182	1,051	4,672	2,526
Cost of gaming products	1,131	1,526	3,172	2,756
Selling, general and administrative expenses	1,558	1,491	4,614	4,712
Stock-based compensation expenses	109	123	554	675
Gain on dispositions of assets	—	(2)	—	(31)
Impairment of assets	—	42	—	114
Product development expenses	51	87	206	273
Depreciation and amortization	51	77	128	168
Total operating costs and expenses	5,933	6,303	18,966	16,745

(Loss)/income from continuing operations	(281)	(105)	(766)	1,117

Other (expense)/income:
Interest expense and finance fees	(1)	(20)	(5)	(109)
Interest income	—	4	4	32
Foreign currency (losses)/gains	(39)	55	(228)	269
Other income/(expense)	1	(3)	11	22
Total other (expense)/income	(39)	36	(218)	214

(Loss)/income from continuing operations before income tax expense	(320)	(69)	(984)	1,331

Income tax benefit/(expense)	11	(34)	(38)	(124)

Net (loss)/income from continuing operations	(309)	(103)	(1,022)	1,207
Net income/(loss) from discontinued operations, net of tax	—	146	(2,080)	292

Net (loss)/income	$(309)	$43	$(3,102)	$1,499

Basic and diluted earnings per share:
(Loss)/earnings from continuing operations	$(0.01)	$—	$(0.03)	$0.04
(Loss)/earnings from discontinued operations, net of tax	$—	$—	$(0.07)	$0.01
(Loss)/earnings	$(0.01)	$—	$(0.10)	$0.05

Weighted average common shares outstanding
Basic	30,025	29,926	30,024	29,915
Diluted	30,025	29,926	30,024	30,793

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Entertainment Gaming Asia Reports Q3 2013 Results, 11/5/2013	page 7

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,640	$10,365
Accounts receivable, net	1,390	1,841
Other receivables	461	112
Inventories	1,443	2,047
Prepaid expenses and other current assets	310	387
Total current assets	8,244	14,752

Gaming equipment, net	9,275	9,724
Casino contracts	6,068	7,982
Property and equipment, net	9,170	6,170
Goodwill	362	380
Intangible assets, net	990	1,253
Contract amendment fees	261	342
Deferred tax assets	—	201
Prepaids, deposits and other assets	2,646	2,914
Total assets	$37,016	$43,718

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$557	$3,636
Amount due a related party	20	—
Accrued expenses	1,749	2,619
Income tax payable	(26)	—
Customer deposits and other current liabilities	853	656
Total current liabilities	3,153	6,911

Other liabilities	750	1,078
Deferred tax liability	137	137
Total liabilities	4,040	8,126

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 30,024,662 and 29,974,662 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	32,922	32,224
Accumulated other comprehensive income	717	929
(Accumulated losses)/retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated upon quasi-reorganization)	(694)	2,408
Total EGT stockholders’ equity	32,975	35,591
Non-controlling interest	1	1
Total stockholders’ equity	32,976	35,592
Total liabilities and stockholders’ equity	$37,016	$43,718

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Entertainment Gaming Asia Reports Q3 2013 Results, 11/5/2013	page 8

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
(amounts in thousands)	2013	2012	2013	2012
Net (loss)/income from continuing operations – GAAP	$(309)	$(103)	$(1,022)	$1,207
Interest expense and finance fees	1	20	5	109
Interest income	—	(4)	(4)	(32)
Income tax (benefit)/expense	(11)	34	38	124
Depreciation and amortization	2,008	2,014	5,974	5,783
Stock-based compensation expenses	109	123	554	676
Impairment of assets	—	42	—	114
Gain on dispositions of assets	—	(2)	—	(31)
EBITDA from continuing operations, as adjusted	$1,798	$2,124	$5,545	$7,950

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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